2012 TOWER INTERNATIONAL, INC BONUS PLAN

The Tower International, Inc. (“Company”) Bonus Plan (“Plan”) rewards participants for results achieved versus specific performance measures described in the Plan.

The provisions of this Plan apply to all participants, except where a specific provision of this Plan is contradicted by the terms of a national/local law, a collective bargaining agreement, or an employment contract. In such a case, all other provisions of this Plan remain in full force and effect.

Eligibility

A colleague is eligible to become a participant in the Plan on the date he or she is actively employed in an eligible position. Eligible positions are specifically identified by Human Resources. Colleagues in positions not specifically identified by Human Resources are not eligible for Plan participation. Participants become ineligible for the Plan as of the date they transfer to an ineligible position.

Effective Date

The Plan is effective January 1, 2012.

Target Bonus

Each participant is assigned a target bonus percent or amount. Target bonus levels may vary by participant.

Performance Factors and Weightings

The Plan is based on specific Performance Factors. Weightings will be assigned to each Performance Factor as described in the table below. The Performance Factors are:

•	EBITDA: Earnings before interest, taxes, depreciation & amortization.
•	Cash Flow: The amount of cash the Company generates to repay debt.
•	2012 EBITDA versus 2011 EBITDA, excluding volume, mix and currency exchange.
•	Increase in 2014 Sales Backlog versus 2013: The net change in annual revenue to the Enterprise, excluding volume, mix, currency exchange and pricing.

Financial performance results will be determined according to U.S. Generally Accepted Accounting Principles (“GAAP”).

	Enterprise Absolute EBITDA	Region Absolute EBITDA	Enterprise Cash Flow	Region Cash Flow	Enterprise 2012 EBITDA versus 2011 EBITDA	Region 2012 EBITDA versus 2011 EBITDA	Enterprise Increase in 2014 Sales Backlog versus 2013	Region Increase in 2014 Sales Backlog versus 2013
Enterprise, Regional Leadership Teams, India, and Japan	40%	0%	30%	0%	15%	0%	15%	0%
Regional Staff, Plant Managers & Colleagues	24%	16%	18%	12%	9%	6%	15%	0%

Regions are defined as North America, South America, Europe, China and Korea.

Basis for Calculation

Actual performance compared to targeted performance is the basis for calculating the bonus amounts.

Bonus Tables

A Bonus Table for each Performance Factor specifies the payout rate for the various possible levels of actual performance. Each Bonus Table shows the minimum level of performance necessary to earn a bonus, and the level of performance necessary to earn a target bonus payout, under each Performance Factor. The maximum payout under the Plan is two (2) times the target bonus payout. Bonus Tables can be changed or eliminated any time by the Company in its sole discretion.

Performance Period and Bonus Payments

This Plan rewards participants for results achieved from January 1 – December 31, 2012 (the “Performance Period”). Bonus payments will be paid in local currency and subject to usual reductions (e.g. tax and social/national insurance).

Calculation as a Percent of Base Salary

A bonus payment, if any, will occur after the end of the fiscal year, and after the Company’s Board of Directors (or Committee thereof) approves the audited financial statements for the year. The bonus will be calculated based on the participant’s Eligible Earnings and the performance results for the Performance Period.

Calculation as a Target Bonus Amount

A bonus payment, if any, will occur after the end of the fiscal year, and after the Company’s Board of Directors (or Committee thereof) approves the audited financial statements for the year. The bonus will be calculated based on the performance results for the Performance Period.

Payment Date

A Payment Date is the date indicated on the bonus check or pay slip. The Payment Date will occur after the end of the Performance Period, and after the Company approves its final, audited financial results.

Sources

The Company’s operating statements as well as the Company’s Human Resources and payroll records will be used to determine eligible participants, eligible earnings, and applicable performance results used in bonus payment calculations. The accuracy of the operating statements is the responsibility of the corporate finance department. No person will, because of participation in any bonus plan, acquire any right to an accounting or to examine the financial records or affairs of the Company.

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Eligible Earnings

Except as required by law, Eligible Earnings include base salary and overtime received while actively employed (excluding pay for disability (U.S.), bonuses, sick pay (U.S.) and other reimbursements and allowances) during the Performance Period.

Minimum Length of Service

A participant must be actively employed for a minimum of one full pay period of the Performance Period to be eligible to receive a bonus payment.

Changes to Target Bonus Levels

Participants whose target bonus percents or amounts change during a Performance Period will have bonus amounts calculated using the old target level for the portion of the period in which it is in effect, and the new target level for the other portion of the period. For example, if a participant’s target bonus changes from 10% to 15% on March 1, his or her bonus payment will be calculated at the 10% level for the months of January and February, and at the 15% level for the months of March through December.

Actively At Work/Acceptable Performance

To receive a bonus payment, a participant must be actively at work on the Payment Date. The definition of “actively at work” shall be as determined by the Company but generally includes the participant being at work and engaged in carrying out his or her assigned responsibilities. For example, a participant will not be considered to be actively at work if he or she is on leave of absence (either paid or unpaid), layoff, vacation, is sick or is otherwise absent. A participant who is not actively at work on the Payment Date will not be eligible to receive a payment unless he or she returns to active Company employment.

In addition, the Company reserves the right to require a participant to be performing at a level that is deemed to be acceptable (i.e., not undergoing performance or disciplinary counseling, or who has not committed a breach of his or her employment contract) on the Payment Date in order to receive a bonus payment.

Participants who should not have received payment due to this section, but who have received one, must return the payment to the Company.

Coordination with Other Bonus-Type Schemes or Programs

To the extent a participant in this Plan is also a participant in any other bonus-type schemes or programs that are provided due to his or her employment with, or services to, the Company, any bonus payment made under this Plan for the Performance Period will be reduced by the amount he or she receives from any other such schemes or programs for the same Performance Period.

Windfalls and Catastrophic Losses

A Windfall is, as determined in the sole discretion of the Company, an excessively large potential payment for results not driven by a participant (e.g., acquisitions, market reconfigurations, significant changes in the Company’s business or operation, etc.) or due to inequities in the Plan. Any transaction that is identified as a Windfall will likely result in an adjustment to the calculation or payment of a bonus.

A Catastrophic Loss is a situation where, as determined in the sole discretion of the Company, a Plan participant’s bonus payment is unexpectedly reduced or eliminated due to unforeseen business conditions that are unpreventable by the participant (e.g. tornadoes, floods, or other natural disasters, etc.). Any situation that is identified as a Catastrophic Loss may result in an adjustment to the calculation or payment of a bonus.

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Clawback Provision

In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any bonus payments made under a Tower Bonus Plan to Company officers for the year that is restated, or the prior three years, may be recovered to the extent the bonus payments made exceed the amount that would have been paid under the restatement. The Company reserves the right to apply this provision to other senior managers.

Termination of Employment

Participants will not be eligible to receive a bonus payment for the Performance Period if their employment is terminated for any reason prior to the Payment Date, unless otherwise contradicted by the paragraph below, the terms of a national/local law, a collective bargaining agreement, or an employment contract. The company reserves the right, however, to pay a bonus on behalf of participants who have died during the Performance Period to the participant’s legal representative.

In the case of a participant who is age 62 or older and who has completed at least 10 full years of service with the Company as of a date of termination without cause (as determined by the Company), he or she will be eligible to receive a bonus payment if such termination occurs after the end of the Performance Period and before the Payment Date.

Assignment

No funds, assets, or other property of the Company, and no obligation or liability of the Company under this Plan, will be subject to any claim of any participant, nor will any participant have any right or power to pledge, encumber, or assign a bonus under the Plan.

Termination or Amendment

The Company reserves the right, in its sole discretion, to terminate and/or change all or any portion of the Plan at any time (i.e., an individual’s target bonus amount or percent, performance factors, targets, bonus tables, etc.). The Company reserves the right to interpret the Plan as necessary. The Plan is reviewed periodically and revisions may occur in order to support current business Plans.

“At Will” Provision

Except as required by law, this Plan does not constitute a contract of employment and cannot be relied upon as such. As always, employment with the Company is and remains “at will.”

Tax Related Liabilities

Where applicable, participants are responsible for determining the tax consequences of bonus payments and arranging for appropriate withholding. The Company will not be responsible for and will be held harmless from liability for payments, interest, penalties, costs or expenses incurred as a result of not arranging for sufficient withholding or deductions from bonus payments.

Authorized Representatives/Discretionary Authority

Only the Senior Vice President of Human Resources or the President & CEO (“Authorized Representatives”) have the authority to enter into an agreement, either written or oral, with any person or participant concerning an award or bonus payment under this Plan, or to make any representation or warranty with respect to any award or bonus payment under this Plan.

In all instances, the Authorized Representatives will have the discretionary authority to interpret, construe, make exceptions to, or resolve any conflict or dispute as to the administration and/or interpretation of this Plan.

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Administration

This Plan will be administered by the Global Compensation Department of the Company who will have the authority to make rules and adopt administrative procedures in connection with the Plan. They will have discretion to provide for situations or conditions not specifically provided for herein consistent with the overall purposes of the Plan. Nothing in this Plan document or any other communication, verbal or written, may be interpreted as a guarantee of any bonus or other payment whatsoever to any person.

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